Exhibit 99.1

NEWS RELEASE 17-005	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600

HORNBECK OFFSHORE
ANNOUNCES NEW CREDIT FACILITY
June 15, 2017 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) (“the Company”) announced today that the Company has refinanced its existing $200 million senior secured revolving credit facility (the “Old Credit Facility”) with a new first-lien delayed-draw credit facility providing for up to $300 million of term loans (the “New Credit Facility”). The six-year term of the New Credit Facility extends the maturity of the Old Credit Facility from February 2020 to June 2023.
The New Credit Facility enhances the Company’s financial flexibility by (i) increasing liquidity from the currently applicable borrowing base of $75 million under the Old Credit Facility, (ii) extending the maturity date that existed under the Old Credit Facility by over three years, and (iii) eliminating all of the existing financial ratio maintenance covenants and the anti-cash hoarding provision of the Old Credit Facility.
The New Credit Facility may be used for working capital and general corporate purposes, including the acquisition of distressed assets and/or the refinancing of existing debt, subject to, among other things, compliance with certain minimum liquidity (cash and credit availability) requirements.
Borrowings under the New Credit Facility accrue interest, at the Company’s option, at either the LIBOR rate or Base Rate. The cash-pay LIBOR spread for floating-rate funded borrowings under the New Credit Facility is L+600 in year one, L+650 in year two, L+700 in year three, L+725 in year four and L+750 thereafter; subject to a 1.00% LIBOR floor. The Base Rate spreads are 100 bps less than the LIBOR rate spreads for each respective year. The New Credit Facility is pre-payable at 102% of principal in year one, 101% of principal in year two, and at par thereafter.
The Company focused its efforts on lowering the interest rate in, and limiting the call protection to, the first two years. Should industry market conditions improve sufficiently by year three, the Company may be able to refinance the New Credit Facility on more favorable terms at such time.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

The Company also has the option, exercisable anytime or from time-to-time during the six-year term of the loan, of paying interest on the New Credit Facility “in-kind” (accruing to the outstanding principal of the loan, or PIK Interest), subject to a 100 basis-point step-up in interest rate and a minimum 3% cash-pay coupon for so long as the Company elects to pay PIK Interest, subject to any and all debt incurrence and permitted lien restrictions then in effect under any outstanding loan agreements or bond indentures as of the time of such increase in principal.
The Company’s exclusive financial advisor in connection with the transaction was PricewaterhouseCoopers Corporate Finance, LLC and the Company’s legal advisors were Latham & Watkins, LLP and Winstead PC.
The foregoing is only a summary, is not necessarily complete, and is qualified by the full text of the First Lien Term Loan Agreement and the First Lien Guaranty and Collateral Agreement, which will be filed as exhibits to the Company’s Current Report on Form 8-K related to this matter, expected to be filed today.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America.

Forward-Looking Statements
This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions with regard to the New Credit Facility, the availability of the delayed draws and potential uses of proceeds. These statements are based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct, including whether and to what extent the Company will arrange any additional tranches of debt facilities or whether it will be able to refinance the New Credit Facility on more favorable terms prior to its scheduled maturity.
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